UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2015

TRANSATLANTIC PETROLEUM LTD.
(Exact name of registrant as specified in its charter)

Bermuda	001-34574	None
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

16803 Dallas Parkway Dallas, Texas	75001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 220-4323

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

The information set forth in Item 3.02 is hereby incorporated by reference into this Item 1.01.

Item 3.02  Unregistered Sales of Equity Securities.

On April 24, 2015, TransAtlantic Petroleum Ltd. (the “Company”) issued 134,168 common share purchase warrants (the “Warrants”) to Mr. Mitchell pursuant to a warrant agreement (the “Warrant Agreement”). These Warrants were issued to Mr. Mitchell as a shareholder of the entity Gṻndem Turizm Yatirim ve Işletmeleri Anonim Şirketi (“Gundem”), which agreed to pledge its primary asset, a Turkish resort, in exchange for an extension of the maturity date of a credit agreement between the Company and a Turkish bank. As consideration for the pledge of the Gundem resort, the independent members of the Company’s board of directors approved the issuance of the Warrants to be allocated in accordance with each shareholder’s ownership percentage of Gundem. Pursuant to the Warrant Agreement, the Warrants are immediately exercisable, expire 18 months from the date of the release of the pledge on the Gundem resort, and entitle the holder to purchase one Common Share for each Warrant at an exercise price of $5.65 per share.

The issuance of the Warrants was made pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended, provided by Section 4(a)(2) thereof and Rule 506 of Regulation D, for sales to “accredited investors” (as such term is defined in Rule 501 of Regulation D).  Each Warrant holder has represented to the Company that it is an “accredited investor.”  The Warrants also contained appropriate transfer restriction legends.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	April 27, 2015

TRANSATLANTIC PETROLEUM LTD.

		By:	/s/ Matthew W. McCann
Matthew W. McCann
General Counsel and Corporate Secretary